EXHIBIT 23.1



CONSENT OF COOPERS & LYBRAND L.L.P.


We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 33-64647 and File No. 33-12985) of our
report dated January 14, 1997 on our audits of the consolidated financial statements of Tredegar Industries, Inc., and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report appears on page 34 of the 1996 Annual Report to Shareholders of Tredegar Industries, Inc.


/s/ Coopers & Lybrand L.L.P.



Richmond, Virginia
March 3, 1997